Exhibit (12)(a)

November 1, 2019

Transamerica Series Trust

1801 California Street, Suite 5200

Denver, Colorado 80202

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.4 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of November 1, 2019, by and among Transamerica Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series Transamerica JP Morgan Asset Allocation — Conservative VP (the “Acquiring Portfolio”), and the Trust, on behalf of its series Transamerica Madison Conservative Allocation VP (the “Acquired Portfolio”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. For purposes of this Opinion, the Trust will be referred to as the “Acquiring Entity” and the “Acquired Entity” when it is referred to in its capacity as the statutory trust of which the Acquiring Portfolio and the Acquired Portfolio, respectively, are series.

The Agreement contemplates the acquisition of all of the Assets of the Acquired Portfolio by the Acquiring Portfolio in exchange solely for (a) the assumption by the Acquiring Entity, on behalf of the Acquiring Portfolio, of the Liabilities of the Acquired Portfolio and (b) the shares of the classes of shares of beneficial interest of the Acquiring Portfolio (the “Acquiring Portfolio Shares”) corresponding to the classes of outstanding shares of beneficial interest of the Acquired Portfolio (the “Acquired Portfolio Shares”) and the subsequent distribution of the Acquiring Portfolio Shares, in accordance with paragraph 1.3 of the Agreement, to the Acquired Portfolio Shareholders pro rata on a class-by-class basis in complete redemption of the Acquired Portfolio Shares and in complete liquidation of the Acquired Portfolio (such acquisition, assumption, issuance and delivery, and distribution is referred to herein as the “Reorganization”).

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110-1726 United States	+1.617.341.7700 +1.617.341.7701

Transamerica Series Trust

November 1, 2019

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In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Information Statement of the Acquired Entity on behalf of the Acquired Portfolio and Prospectus of the Acquiring Entity on behalf of the Acquiring Portfolio, dated September 18, 2019 (the “Registration Statement”), and related documents (together with the Registration Statement, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquired Entity, on behalf of the Acquired Portfolio, and the Acquiring Entity, on behalf of the Acquiring Portfolio, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.

The transfer to the Acquiring Portfolio of all of the Assets of the Acquired Portfolio in exchange solely for Acquiring Portfolio Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Portfolio, of all of the Liabilities of the Acquired Portfolio, followed by the distribution of the Acquiring Portfolio Shares to the Acquired Portfolio Shareholders in complete liquidation of the Acquired Portfolio, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquired Portfolio and the Acquiring Portfolio will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Transamerica Series Trust

November 1, 2019

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2.

No gain or loss will be recognized by the Acquiring Portfolio upon receipt of the Assets of the Acquired Portfolio solely in exchange for the Acquiring Portfolio Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Portfolio, of the Liabilities of the Acquired Portfolio as part of the Reorganization.

3.

The tax basis in the hands of the Acquiring Portfolio of the Assets of the Acquired Portfolio transferred to the Acquiring Portfolio in the Reorganization will be the same as the tax basis of such Assets in the hands of the Acquired Portfolio immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Portfolio upon the transfer.

4.

The holding period in the hands of the Acquiring Portfolio of each Asset transferred to the Acquiring Portfolio in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized in the Reorganization, will include the period during which the Asset was held by the Acquired Portfolio (except where investment activities of the Acquiring Portfolio have the effect of reducing or eliminating the holding period with respect to an Asset).

5.

No gain or loss will be recognized by the Acquired Portfolio upon the transfer of its Assets to the Acquiring Portfolio in the Reorganization solely in exchange for the Acquiring Portfolio Shares and the assumption by the Acquiring Entity, on behalf of the Acquiring Portfolio, of the Liabilities of the Acquired Portfolio, or upon the distribution of the Acquiring Portfolio Shares by the Acquired Portfolio to its shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Portfolio’s taxable year or (ii) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

6.	No gain or loss will be recognized by the Acquired Portfolio Shareholders upon the exchange of their Acquired Portfolio Shares solely for Acquiring Portfolio Shares as part of the Reorganization.

Transamerica Series Trust

November 1, 2019

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7.

The aggregate tax basis of the Acquiring Portfolio Shares that each Acquired Portfolio Shareholder receives in the Reorganization will be the same as the aggregate tax basis of his or her Acquired Portfolio Shares exchanged therefor.

8.

Each Acquired Portfolio Shareholder’s holding period for his or her Acquiring Portfolio Shares received in the Reorganization will include the holding period for the Acquired Portfolio Shares exchanged therefor, provided that the Acquired Portfolio Shareholder held such Acquired Portfolio Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you in connection with the Reorganization and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Acquired Portfolio and the Acquiring Portfolio, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the use of our name in the Registration Statement on Form N-14 relating to the Reorganization and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP